Exhibit 15

August 9, 2018

Wyndham Destinations, Inc.
6277 Sea Harbor Drive
Orlando, Florida 32821

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated financial information of Wyndham Destinations, Inc. (formerly Wyndham Worldwide Corporation) and subsidiaries for the three-month and six-month periods ended June 30, 2018 and 2017, as indicated in our report dated August 9, 2018 (which included an explanatory paragraph regarding the reclassification for the discontinued operations and the retrospective adjustment for a change in the Company's method of accounting for revenue from contracts with customers under Financial Accounting Standards Board Accounting Standards Codification 606, Revenues from Contracts with Customers). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, is incorporated by reference in Registration Statement No. 333-136090 on Form S-8 and Registration Statement No. 333-223859 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Tampa, Florida

* * *